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                                                                    EXHIBIT 99.1




           POWERCERV CO-FOUNDER ROSS TO RETIRE DECEMBER 31; CO-FOUNDER FRATELLO TO BECOME CHAIRMAN AND CEO, COMPANY TO SEEK NEW PRESIDENT


TAMPA, FL, NOVEMBER 24, 1997 -- POWERCERV CORPORATION (NASDAQ: PCRV), a leading provider of integrated enterprise client/server application solutions, today announced that co-founder, chairman and chief executive officer Harold R.
Ross will retire on December 31, 1997. Co-founder Marc J. Fratello, currently president and chief operating officer, will become chairman and CEO. The company has begun its search for a new president/COO.

Ross stated: "I am extremely proud of what we have achieved since the company was started in mid-1992. PowerCerv has grown from an idea to a public company with 400 talented employees, a world-class family of application products, and a very sound balance sheet. Now is the appropriate time to transition to a new management team that can leverage these assets and take the company to a new level of productivity and success. There is a tremendous growth opportunity in our target market, mid-size corporations, as they increasingly recognize the benefits of integrated application products. I intend to stay actively involved on the PowerCerv Board of Directors, and spend the balance of my time pursuing family and other personal interests."

Fratello stated: "Harold, from initial inception, has done a tremendous job guiding the company, and we are indebted to him. Harold recognizes that PowerCerv, like many entrepreneurial companies, has grown to a stage where it's appropriate to introduce new people with the skills and background to continue the forward momentum."

In the past year, the company has added a number of key individuals in its research and development, sales and services organizations. Fratello said strong leadership in R&D has already resulted in the company's most successful product launch to-date -- the new 7.0 version of its flagship application software products were released on schedule earlier this month. He stated that the 7.0 release is the most functionally robust and competitive product line yet released by the company. In addition, the company continues to focus on its sales and distribution network to generate additional opportunities for software licensing revenues.

"I believe we are positioned for growth, as PowerCerv is the first company able to deliver an integrated suite of application solutions for the front office and back office on a common technology platform," said Fratello. "We need to execute our plan to achieve our goal of being a leader in providing Customer Lifecycle Management (CLM) solutions." Fratello noted that in addition to seeking a new president/COO, the company may also seek to add an experienced sales executive to head the company's software sales and distribution efforts.

PowerCerv is the first company to deliver to the middle market a fully-integrated suite of client/server business applications for sales force automation, customer support, distribution, manufacturing, and financials. PowerCerv products and services are sold through a direct sales force, and through value-added channel partners in North America, Europe, Asia, Australia, and Latin America. The company offers training and consulting services to support its software products.

PowerCerv trades on the Nasdaq exchange under the symbol "PCRV." For more information on the company, contact PowerCerv at (813) 226-2600, fax (813) 222-0886, or visit the company's web site at http://www.powercerv.com.

This press release may contain forward-looking statements within the meaning of applicable federal securities laws. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or other changes. Readers are cautioned not to place undue reliance on these forward-looking statements. Risk factors and additional information relating to historical financial and operational performance, the company's strategies, competitive risks, and market conditions are available in PowerCerv's reports on Form 10K and 10Q on file with the Securities and Exchange Commission.









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